Exhibit 10.11

ENGENE HOLDINGS INC.

AMENDED AND RESTATED 2023 EQUITY INCENTIVE PLAN

RESTRICTED SHARE UNIT AGREEMENT

This RESTRICTED SHARE UNIT AGREEMENT (the “Agreement”), dated as of [●] (the “Date of Grant”), is delivered by enGene Therapeutics Inc., a company organized under the laws of British Columbia, Canada and formerly known as enGene Holdings Inc. (the “Company”), to [●] (the “Participant”).

RECITALS

The enGene Holdings Inc. Amended and Restated 2023 Equity Incentive Plan (the “Plan”) provides for the grant of restricted Share Units in accordance with the terms and conditions of the Plan. The Committee has decided to make this grant of restricted Share Units as an inducement for the Participant to promote the best interests of the Company and its shareholders in the future. This grant of restricted Share Units solely relates to the Participant’s services to the Company during the period described in Section 3 and does not provide any compensation to the Participant for any services rendered by the Participant prior to the Date of Grant, nor shall this Agreement be interpreted in such a way. This Agreement is made pursuant to the Plan and is subject in its entirety to all applicable provisions of the Plan. Capitalized terms used herein and not otherwise defined will have the meanings set forth in the Plan. If the Participant provides services to a subsidiary of the Company, any references in this Agreement to the Company shall be deemed to also refer to such subsidiary where applicable.

1.
Grant of Share Units. Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants the Participant [●] restricted Share Units, subject to the restrictions set forth below and in the Plan (the “Share Units”). Each Share Unit represents the right of the Participant to receive a common share of the Company (“Company Shares”), an amount of cash based on the value of a share of Company Shares, or any combination of the foregoing, as determined by the Committee, if and when the specified conditions are met in Section 3 below, and on the applicable payment date set forth in Section 5 below.
2.
Share Unit Account. Share Units represent hypothetical Company Shares, and not actual shares. The Company shall establish and maintain a Share Unit account, as a bookkeeping account on its records, for the Participant and shall record in such account the number of Share Units granted to the Participant. No Company Shares shall be issued to the Participant at the time the grant is made, and the Participant shall not be, and shall not have any of the rights or privileges of, a shareholder of the Company with respect to any Share Units recorded in the Share Unit account. The Participant shall not have any interest in any fund or specific assets of the Company by reason of this award or the Share Unit account established for the Participant.
3.
Vesting.
(a)
Subject to the terms of this Section 3, the Share Units shall become vested upon the following dates (each, a “Vesting Date”), provided that the Participant continues to be employed by, or provide service to, the Employer from the Date of Grant until the applicable Vesting Date:

Vesting Date	Number of Vested Share Units
BLA Filing Confirmation Date	50% of Company Shares underlying Share Units
FDA Approval Date	50% of Company Shares underlying Share Units

For purposes of the foregoing:

(i)
the “BLA Filing Confirmation Date” is the date on which the Company receives confirmation from the Food and Drug Administration (“FDA”) that the Company’s filing of a Biologics License Application (“BLA”) with the FDA with respect to detalimogene has been completed and accepted by the FDA, provided that such confirmation is received by the Company from the FDA no later than September 30, 2027; and
(ii)
the “FDA Approval Date” is the date on which the Company receives regulatory approval from the FDA with respect to detalimogene (the “Regulatory Approval”), provided that the Regulatory Approval is received no later than December 31, 2028.

For the avoidance of doubt, if the BLA Filing Confirmation Date or the FDA Approval Date does not occur by the calendar date specified above, the portion of the Share Units that would otherwise become vested upon such Vesting Date shall automatically terminate and shall be forfeited as of the applicable calendar date specified above.

(b)
The vesting of the Share Units shall be cumulative, but shall not exceed 100% of the Share Units. If the foregoing schedule would produce fractional Share Units, the number of Share Units that vest shall be rounded down to the nearest whole Share Unit and the fractional Share Units will be accumulated so that the resulting whole Share Units will be included in the number of Share Units that become vested on the last Vesting Date.
(c)
In the event of a Change of Control before all of the Share Units vest in accordance with Section 3(a) above, the provisions of the Plan applicable to a Change of Control shall apply to the Share Units, and, in the event of a Change of Control, the Committee may take such actions with respect to the vesting of the Share Units as it deems appropriate pursuant to the Plan.
4.
Termination of Share Units. If the Participant ceases to be employed by, or provide service to, the Employer for any reason before all of the Share Units vest, any unvested Share Units shall automatically terminate and shall be forfeited as of the date of the Participant’s termination of employment or service. No payment shall be made with respect to any unvested Share Units that terminate as described in this Section 4.
5.
Payment of Share Units and Tax Withholding.
(a)
Subject to applicable tax withholding obligations and the provisions of the next sentence, if and when the Share Units vest, the Company shall issue to the Participant one Company Share for each vested Share Unit; provided, however, that, the Committee may determine, in its sole and absolute discretion, at any time in accordance with the terms of the Plan that the Company, in lieu of issuing to the Participant one Company Share for each vested Share

Unit, shall instead (i) make a cash payment to the Participant in an amount equal to the value of a Company Share for each vested Share Unit, or (ii) issue to Participant a portion of a Company Share for each vested Share Unit and make a cash payment to Participant in an amount equal to the value of the portion of a Company Shares not issued to Participant for each vested Share Unit. Subject to Sections 5(b), 5(c) and 13 below, the applicable number of Company Shares, if any, shall be issued to the Participant pursuant to this Agreement and/or the applicable cash payment amount, if any, shall be made to Participant, as the case may be, within 15 days after the applicable Vesting Date; provided, however, that the Company shall not be required to issue to Participant any Company Share pursuant to the foregoing provisions of this Section 5(a) with respect to any vested Share Unit on any date that the Committee, in its sole discretion, determines Participant is subject to any limitation or restriction (including, without limitation, (1) any limitation or restriction under the Company’s insider trading policy as then in effect and (2) any limitation or restriction imposed by securities laws or other laws, including Rule 144 promulgated under the United States Securities Act of 1933, as amended, and Section 16(b) of the United States Securities Exchange Act of 1934, as amended) that does not permit Participant to offer to sell or sell on the public market on such date all of the Company Shares that otherwise would be issued to Participant on such date pursuant to this Section 5(a). Notwithstanding anything express or implied in the foregoing provisions of this Section 5(a) to the contrary, in no event shall any Company Share (or portion thereof) be issued or cash payment be made pursuant to any of the foregoing provisions of this Section 5(a) in respect of any vested Share Unit later than the fifteenth day of the third calendar month immediately following the calendar year in which the Vesting Date applicable to such vested Share Unit occurs, and in no event shall Participant be permitted, directly or indirectly, to designate the calendar year of payment or issuance pursuant to this Section 5(a). Any Company Share (or portion thereof) issued or cash payment made pursuant to the foregoing provisions of this Section 5(a) in respect of any vested Share Unit shall be in full settlement thereof.
(b)
All obligations of the Employer under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable. At the time of issuance of any Company Shares in accordance with Section 5(a) above, or at any earlier time as the Committee may determine in its discretion under the Plan, the number of Company Shares otherwise issuable to the Participant in accordance with Section 5(a) above shall be reduced by a number of Company Shares with a Fair Market Value (measured as of the Vesting Date) equal to an amount of the FICA, federal income, state, local and other tax liabilities required by law to be withheld with respect to the number of Company Shares that would be issuable pursuant to Section 5(a) if such reduction were not applicable. To the extent not withheld in accordance with the immediately preceding sentence, the Participant shall be required to pay to the Employer, or make other arrangements satisfactory to the Employer to provide for the payment of, any federal, state, local or other taxes that the Employer is required to withhold with respect to the Share Units.
(c)
At such time as the Participant is not aware of any Material Information (as defined in the Company’s Insider Trading Policy), the Participant shall execute the instructions set forth in Schedule A attached hereto (the “Automatic Sale Instructions”) as the means of satisfying such tax obligation, which instructions will become binding obligations on the Participant and the Company.

(d)
The obligation of the Company to deliver Company Shares pursuant to this Agreement shall also be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of shares, the shares may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The issuance of shares, if any, to the Participant pursuant to this Agreement is subject to any applicable taxes and other laws or regulations of the United States or of any state, municipality or other country having jurisdiction thereof.
6.
No Shareholder Rights; Dividend Equivalents. Neither the Participant, nor any person entitled to receive any issuance of Company Shares under this Agreement in the event of the Participant’s death, shall have any of the rights and privileges of a shareholder with respect to such Company Shares, including voting or dividend rights, until such Company Shares have been issued pursuant to, and in accordance with, this Agreement. The Participant acknowledges that no election under Section 83(b) of the Code is available with respect to Share Units. Notwithstanding the foregoing, the Committee may grant to the Participant Dividend Equivalents on the Company Shares underlying the Share Units prior to the Vesting Date, which shall be credited to the Share Unit account for the Participant and will be paid or distributed in accordance with this Agreement and the Plan.
7.
Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and payment of the Share Units are subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of Company Shares, (c) changes in capitalization of the Company and (d) other requirements of applicable law. The Committee shall have the authority to interpret and construe the Share Units pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.
8.
No Employment or Other Rights. The grant of the Share Units shall not confer upon the Participant any right to be retained by or in the employ or service of the Employer and shall not interfere in any way with the right of the Employer to terminate the Participant’s employment or service at any time. The right of the Employer to terminate at will the Participant’s employment or service at any time for any reason is specifically reserved.
9.
Assignment and Transfers. Except as the Committee may otherwise permit pursuant to the Plan, the rights and interests of the Participant under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Participant, by will or by the laws of descent and distribution. In the event of any attempt by the Participant to alienate, assign, pledge, hypothecate, or otherwise dispose of the Share Units or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Share Units by notice to the Participant, and the Share Units and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Participant’s consent.
10.
Applicable Law. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of British Columbia, Canada, without giving effect to the conflicts of laws provisions thereof.
11.
Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the Chief Legal Officer at the corporate headquarters of the Company, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll of the Company. Any notice shall be delivered by hand, or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service or by the postal authority of the country in which the Participant resides or to an internationally recognized expedited mail courier.
12.
Recoupment Policy. The Participant agrees that, subject to the requirements of applicable law, the Share Units, and the right to receive and retain any Company Shares or cash payments covered by this Agreement, shall be subject to rescission, cancellation or recoupment, in whole or part, if and to the extent so provided under the Dodd-Frank Recoupment Policy and any other “clawback” or similar policy of the Company in effect on the Date of Grant (as applicable, the “Company Clawback Policy”). Further, to the extent permitted by applicable law, including without limitation Section 409A of the Code, this Agreement and all Share Units, cash or other value provided pursuant to this Agreement are subject to offset in the event that the Participant has an outstanding clawback, recoupment or forfeiture obligation to the Company under the terms of any applicable Company Clawback Policy. In the event of a clawback, recoupment or forfeiture event under an applicable Company Clawback Policy, the amount required to be clawed back, recouped or forfeited pursuant to such policy shall be deemed not to have been earned under the terms of this Agreement until such time as the Company Clawback Policy is no longer applicable.
13.
Application of Section 409A of the Code. This Agreement is intended to be exempt from Section 409A of the Code under the “short-term deferral” exception and to the extent this Agreement is subject to Section 409A of the Code, it will in all respects be administered in accordance with Section 409A. Notwithstanding the foregoing, if the Share Units constitute “deferred compensation” under Section 409A of the Code and the Share Units become vested and settled upon the Participant’s termination of employment, issuance of Company Shares and/or cash payment pursuant to this Agreement with respect to the Share Units shall be delayed for a period of six months after the Participant’s termination of employment if the Participant is a “specified employee” as defined under Section 409A of the Code and if required pursuant to Section 409A of the Code. If issuance of Company Shares and/or cash payment is so delayed, the Share Units shall be settled and such issuance of Company Shares and/or cash payment shall occur within thirty (30) days after the date that is six (6) months following the Participant’s termination of employment. Issuances of Company Shares and cash payments with respect to the Share Units may only be made in a manner and upon an event permitted by Section 409A of the Code, and each issuance of Company Shares and/or cash payment under the Share Units shall be treated as a separate payment, and the right to a series of installment issuances of Company Shares under the Share Units and/or the right to a series of installment cash payments under the Share Units, as the case may be, shall be treated as a right to a series of separate payments. In no event shall the Participant, directly or indirectly, designate the calendar year of issuance or payment. The Company may change or modify the terms of this Agreement without the Participant’s consent or signature if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Code or any regulations or other guidance issued thereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Agreement, and the Participant has executed this Agreement, effective as of the Date of Grant.

ENGENE THERAPEUTICS INC.

Name:

Title:

I hereby accept the award of Share Units described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby agree that all decisions and determinations of the Committee with respect to the Share Units shall be final and binding.

PARTICIPANT

__________________________________________

Name:

Date:

Exhibit 10.11

CANADIAN APPENDIX

Notwithstanding any other term of this Agreement, the following modifications to the Agreement apply to any Participant that is a Canadian Employee.

1.	Termination Date

For purposes of sections 3 and 4 of the Agreement, the Participant will be deemed to have ceased to be employed by, or provide services to, the Employer on their Termination Date.

2.	No Employment or Other Rights

Section 8 of this Agreement shall be read without reference to its final sentence.

Schedule A

Automatic Sale Instructions

The undersigned hereby irrevocably consents and agrees that any taxes due on a vesting date as a result of the vesting of Share Units on such date shall be paid through an automatic sale of shares as follows:

(a) Upon any vesting of Share Units pursuant to Section 3 hereof, the Company shall sell, or arrange for the sale of, such number of Company Shares issuable with respect to the Share Units that vest pursuant to Section 3 as is sufficient to generate net proceeds sufficient to satisfy the Company’s minimum statutory withholding obligations with respect to the income recognized by the Participant upon the vesting of the Share Units (based on minimum statutory withholding rates for all tax purposes, including payroll and social security taxes, that are applicable to such income) (an “Automatic Tax Sale”), and the Company shall retain such net proceeds in satisfaction of such tax withholding obligations.

(b) The Participant hereby appoints the Chief Financial Officer and the Chief Legal Officer of the Company, or either of them, as his attorney-in-fact to sell the Participant’s Company Shares in accordance with this Schedule A. The Participant agrees to execute and deliver such documents, instruments and certificates as may reasonably be required in connection with the sale of the shares pursuant to this Schedule A. If the Company does not have a Chief Financial Officer and the Chief Legal Officer immediately prior to an Automatic Tax Sale, then the Participant hereby appoints the Company’s principal financial officer as his attorney-in-fact to sell the Participant’s Company Shares in accordance with this Schedule A.

(c) The Participant represents to the Company that, as of the date hereof, he or she is not aware of any Material Information (as defined in the Company’s Insider Trading Policy). The Participant and the Company have structured this Agreement, including this Schedule A, to constitute (i) a “binding contract” relating to the sale of Company Shares, consistent with the affirmative defense to liability under Section 10(b) of the Securities Exchange Act of 1934, as amended, and under Rule 10b5-1(c) promulgated under such Act and (ii) an automatic securities disposition plan or “automatic plan” under the rules and regulations of Canadian securities laws, including the guidelines set forth in Canadian Securities Administration Staff Notice 55-317 Automatic Securities Disposition Plans.

(d) The Company shall certify to the dealer or plan administrator that, to the best of the Company’s knowledge, the Participant is not in possession of Material Information (as defined in the Company’s Insider Trading Policy) when entering into the automatic securities disposition plan and that such plan is being entered into in compliance with the Company’s Insider Trading Policy. Further, the dealer shall be prohibited from consulting with the Participant regarding any sales under the plan and Participant shall be prohibited from disclosing to the dealer any information concerning the Company that might influence the execution of the plan.

The Company shall not deliver any Company Shares to the Participant under this Agreement until it is satisfied that all required withholdings have been made.

PARTICIPANT

Name:
Date: